NEWS RELEASE
May 11, 2006

For Immediate Release

CENTRUE FINANCIAL CORPORATION

303 Fountains Parkway Fairview Heights, IL 62208	(618) 624-1323 Fax (618) 624-7389

For more information contact:
Thomas A. Daiber
Chief Executive Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Fairview Heights, Illinois.....(May 11, 2006) Centrue Financial Corporation (Nasdaq:TRUE) today announced net income of $682,000 ($0.30 per diluted share) for the first quarter of 2006 compared to net income of $1.2 million ($0.50 per diluted share) for the comparable 2005 period.

“The implementation of our strategic initiatives as we restructure our Company into higher growth markets contributed to our increased noninterest expenses and contributed to our first quarter 2006 earnings decrease,” said Thomas A. Daiber, Chief Executive Officer of the Company. He stated, “We have absorbed start up costs from opening our branch in Fairview Heights and our loan production office in Plainfield. We expect that revenue in these locations will climb as we attract new business in these fast growing markets. We made a substantial investment to upgrade our data processing system and technology enabling us to expand our products and improve our customer service. We also made a significant investment in our mortgage lending business as we ramped up our capabilities in that area and increased our mortgage team to 23 full time equivalent employees (“FTEs”) during the first quarter of 2006 from 15 FTEs in early 2005. We expect to capture an increased percentage of the mortgage lending business in our markets as we have several branches in communities that are experiencing a substantial growth in new home building. We also added management depth, including a Chief Operating Officer and new managers for the mortgage, consumer lending, operations and compliance departments during 2005 that will assist us in managing and growing our franchise.”

“To offset the continued compression in our net interest margin as a result of the current interest rate environment, we have undertaken an efficiency improvement initiative that we expect will yield measurable results throughout the remainder of 2006. We have already trimmed our workforce by 11 employees or 5% since year end. Even though we have reduced overall headcount, we continue to improve the capabilities of our organization through the net addition of employees who have strong sales skills and are able to generate new business. We have reviewed and implemented a new fee schedule which we expect will increase our non-interest income. Additionally, utilizing our new data processing capabilities, we are in the process of implementing a new customer profitability program that will further enhance our discipline in pricing loans and deposits.”

“Our financial results for the first quarter of 2006 included compensation expense related to the vesting of stock awards for our former Chief Financial Officer. Our non-interest income was up 19% during the first quarter of 2006 when adjusting the first quarter of 2005 results for the gain on the sale of securities of $183,000. Because of the non-recurring nature of that gain, we believe that this pro-forma presentation is important to more fully understand the increase in our non-interest income from our normal operations.”

“Our total assets decreased during the quarter, as we continue to be disciplined in our balance sheet management. Certificates of deposit over $100,000 decreased by $16.0 million from year end while our non-certificate of deposit accounts increased by $2.0 million. In addition, our sweep account balances increased $6.2 million, or 38.1%, during the first three months of 2006. Our improved sales management processes have resulted in a significant increase in quality contacts with our customers and prospects and we expect that these efforts will result in further expansion of our core loan and deposit relationships.”

“We continue to make strides in improving our asset quality, having achieved our seventh consecutive quarter of decreased non-performing loans. Our allowance for loan losses now covers our non-performing loans by 139.5%. We are moving forward with our expansion plans and expect to make an announcement shortly on the opening of two new branches. We have relocated our corporate headquarters and expect to complete the relocation of our bank headquarters to Fairview Heights by the end of the second quarter,” said Mr. Daiber.

First Quarter Results

For the first quarter of 2006, the Company reported net income of $682,000 ($0.30 per diluted share) compared to net income of $1.2 million ($0.50 per diluted share) in the first quarter of 2005, a decrease of $506,000 (42.6%). The decrease was primarily due to an increase in non-interest expenses of $1.0 million (24.0%), partially offset by decreases in provision for loan losses of $175,000 (70.0%) and income tax expense of $268,000 (54.9%).

Interest income increased $1.0 million (13.6%) to $8.4 million for the first quarter of 2006 compared to $7.4 million for the comparable 2005 period. Interest expense increased $1.0 million (36.7%) to $3.7 million for the first quarter of 2006 compared to $2.7 million for the comparable 2005 period. The increases in interest income and interest expense were primarily due to increases in interest rates. Interest expense during the first quarter of 2006 was reduced by $162,000 for capitalized interest relating to various construction projects of the Company. The net interest margin decreased to 3.42% for the first quarter of 2006 compared to 3.56% for the comparable 2005 period. The decrease in the net interest margin was primarily a result of deposit and borrowing rates increasing quicker than loan and investment rates, as is typical in a rising interest rate environment.

The following table sets forth non-interest income by category for the periods presented:

	Three Months Ended
	March 31		Change
	2006	2005	Amount	Percent
	(dollars in thousands)
Fee income	$1,382	$1,099	$283	25.8%
Net gain on sale of securities	4	183	(179)	(97.8)
Net gain (loss) on sale of real estate held for sale	(24)	1	(25)	(2500.0)
Net gain on sale of loans	107	131	(24)	(18.3)
Increase in cash surrender value of life insurance	92	91	1	1.1
Other	82	60	22	36.7

Total	$1,643	$1,565	$78	5.0%

The $78,000 (5.0%) increase in non-interest income was primarily due to an increase in fee income partially offset by a decrease in gain on sale of securities. Fee income increased $283,000 (25.8%), primarily due to increased usage of the overdraft protection program. The decrease in gain on sale of securities during the first quarter of 2006 occurred as a result of the $183,000 gain on sale of securities during 2005, which was part of our asset liability management strategy.

The following table sets forth non-interest expense by category for the periods presented:

	Three Months Ended
	March 31		Change
	2006	2005	Amount	Percent
	(dollars in thousands)
Compensation and benefits	$3,132	$2,336	$796	34.1%
Occupancy, net	463	387	76	19.6
Furniture and equipment	282	329	(47)	(14.3)
Legal and professional fees	162	142	20	14.1
Other	1,321	1,130	191	16.9

Total	$5,360	$4,324	$1,036	24.0%

Total non-interest expenses of $5.4 million increased $1.0 million, or 24.0%, from the comparable 2005 period. Compensation and benefits increased $796,000 (34.1%), primarily due to an increase of FTEs from 172 in the first quarter of 2005 compared to 193 for the first quarter of 2006 and normal merit increases in salaries, as well as $119,000 of expenses associated with the vesting of restricted stock and stock options for the Company’s former Chief Financial Officer. The increase in FTEs includes the employees added with the opening of our Fairview Heights branch and the Illinois Community Bank acquisition, as well as expansion of our mortgage lending staff and the addition of several key officers to add further management depth.

During the first quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, which requires the expensing of stock options. The Company used the modified retrospective method of application which requires the Company to restate earnings for prior periods. Accordingly, the results for the first quarter of 2005 were restated with an additional $49,000 of compensation expense. Other expenses increased primarily due to an increase in data processing expenses of $186,000 resulting from the Company’s June 2005 conversion from an in-house data processing system to an outsourced data processing system. This new system has significantly improved our technology and has allowed us to improve the service to our customers. A portion of the increased data processing expense has been offset with a decrease in FTEs in our operations area that were no longer needed. The decrease in provision expense was a direct result of our improved asset quality.

Income tax expense was $220,000, or $268,000 (54.9%), lower than in 2005. The effective income tax rate decreased to 24.4% from 28.3%. The decrease in the effective rate was primarily due to a decrease in taxable income as a percentage of total income.

The annualized return on stockholders’ equity for the quarter was 6.36% compared to 11.02% for the comparable 2005 period. The decrease in the return on stockholders’ equity was a result of lower net income partially offset by a decrease in average stockholders’ equity from $43.7 million in the first quarter of 2005 to $43.5 million in the first quarter of 2006. The decrease in average stockholders’ equity was due to stock repurchases by the Company during 2005 and 2006. The annualized return on assets was 0.44% compared to 0.80% for the first quarter of 2005. The decrease in the return on assets was primarily due to lower net income.

Financial Condition at March 31, 2006

The Company’s total assets were $626.3 million, a decrease of $15.3 million (2.4%), from $641.5 million at December 31, 2005. Cash and cash equivalents decreased $3.5 million (19.0%), investment securities decreased $4.4 million (3.5%), net loans including loans held for sale decreased $6.6 million (1.5%), deposits decreased $15.0 million (3.0%) and borrowings decreased $5.5 million (11.1%). These decreases were partially offset by an increase in customer repurchase agreements of $6.2 million (38.1%).

Total loans decreased during the quarter due primarily to the payoff of a $4.0 million commercial credit which the Company decided not to renew under the previous terms of the note due to changes in the borrower’s financial condition and strategic plans and the $2.6 million payoff of a purchased loan participation. Cash and cash equivalents and investment securities decreased due to short-term funding and liquidity needs. Deposits decreased primarily due to a decrease in certificates of deposits over $100,000 of $16.0 million as the Company chose not to be as aggressive in bidding on the renewal of these deposits in light of the lower wholesale funding rates available to us. Deposits, excluding certificates of deposit, increased by $2.0 million during the quarter. Borrowings decreased during the quarter as customer repurchase agreements increased and other borrowed funds decreased.

Stockholders’ equity totaled $42.9 million, reflecting a decrease of $168,000 (0.4%) compared to December 31, 2005. There were 2,233,689 shares of common stock outstanding at March 31, 2006, compared to 2,262,939 shares of common stock outstanding at December 31, 2005. Equity per share of common stock increased by $0.17 to $19.22 at March 31, 2006 from $19.05 at December 31, 2005. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Nonperforming loans decreased for the seventh consecutive quarter by $645,000 to $3.2 million compared to $3.8 million at December 31, 2005. The allowance for loan losses to total loans remained at 1.02% at both March 31, 2006 and December 31, 2005 while the coverage of allowance for loan losses to non-performing loans improved to 139.5% from 117.3% at year end.

Centrue Financial Corporation is headquartered in Fairview Heights, Illinois, which is 10 miles east of downtown St. Louis, Missouri, and Centrue Bank is headquartered in Kankakee, Illinois which is 60 miles south of downtown Chicago, Illinois. The Company is in the process of relocating the Bank headquarters to Fairview Heights and expects to have this completed by the end of the second quarter. The Bank operates twenty branches in eight counties ranging from south suburban Chicago, Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of $626 million and 193 employees on a full time equivalent basis.

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Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2006	2005
Total interest income	$8,418	$7,409
Total interest expense	3,724	2,724

Net interest income	4,694	4,685
Provision for loan losses	75	250

Net interest income after provision for loan losses	4,619	4,435
Non-interest income:
Fee income	1,382	1,099
Net gain on sale of securities	4	183
Net gain (loss) on sale of real estate held for sale	(24)	1
Net gain on sale of loans	107	131
Increase in cash surrender value of life insurance contracts	92	90
Other	82	61

Total non-interest income	1,643	1,565

Non-interest expense:
Compensation and benefits	3,132	2,336
Occupancy, net of rent income	463	387
Furniture and equipment	282	329
Legal and professional fees	162	142
Other	1,321	1,130

Total non-interest expense	5,360	4,324

Income before income taxes	902	1,676
Income tax expense	220	488

Net income	$682	$1,188

Other comprehensive loss:
Change in unrealized losses on available for sale securities, net of related income taxes	(239)	(899)
Less: reclassification adjustment for gains included in net income net of related income taxes	2	131

Other comprehensive loss	(241)	(1,030)

Comprehensive income	$441	$158

Basic earnings per share	$0.31	$0.50
Diluted earnings per share	$0.30	$0.50
Dividends per share	$—	$—
Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.42%	3.56%
Return on assets (ratio of net income to average total assets)	0.44%	0.80%
Return on equity (ratio of net income to average equity)	6.36%	11.02%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	March 31	December 31
	2006	2005
	(dollars in thousands)
Selected Financial Condition Data:
Total assets	$626,303	$641,523
Net loans, including loans held for sale	430,222	436,841
Allowance for loan losses	4,433	4,486
Investment securities — available-for-sale	120,792	125,190
Deposits	492,916	507,916
Customer Repurchase Agreements	22,537	16,314
Borrowings	43,922	49,423
Trust preferred securities	20,000	20,000
Accumulated other comprehensive income (loss)	(1,898)	(1,657)
Stockholders’ equity	42,935	43,103
Shares outstanding	2,233,689	2,262,939
Stockholders’ equity per share	$19.22	$19.05
Selected asset quality ratios:
Allowance for loan losses to total loans	1.02%	1.02%
Non-performing assets to total assets	0.70%	0.87%
Allowance for loan losses to non-performing loans	139.49%	117.34%
Classified assets to total assets	1.93%	1.51%
Allowance for loan losses to classified assets	36.60%	46.26%
Non-performing asset analysis:
Non-accrual loans	$3,178	$3,823
Loans past due 90 days and accruing	—	—
Real estate owned and repossessed assets	1,144	1,709
Troubled debt restructurings	34	35

Total	$4,356	$5,567

Net charge-offs for quarter	$128	$433